Exhibit 99.1
FOR IMMEDIATE RELEASE
Ennis Acquires Certain Assets of B&D Litho, Inc. in Arizona
and Skyline Business Forms in Colorado
Ennis expands its business forms production into Arizona
     Midlothian, Texas — October 8, 2007 — Ennis, Inc. (NYSE: EBF), a manufacturer of printed business products & apparel headquartered in Midlothian, Texas, has acquired certain assets of B&D Litho, Inc., headquartered in Phoenix, Arizona, and certain assets and related real estate of Skyline Business Forms, operating in Denver, Colorado through its wholly owned subsidiaries. The acquisition of B&D Litho, Inc. did not include the acquisition of B&D Litho California, Inc., which has commercial printing operations located in Ontario, California. No significant liabilities were assumed in the transactions and the transaction closed on October 5, 2007.
     The combined sales of the purchased operations were $25 million during the most recent twelve month period. The Phoenix operation will utilize the trade name of B&D Litho of Arizona focusing on business forms. The Denver operations will continue to utilize the Skyline Business Forms trade name. Skyline is one of the largest manufacturers of business forms in the Rocky Mountain marketplace. B&D Litho of Arizona will lease its facilities in the Phoenix, Arizona area and an Ennis subsidiary has acquired the facilities in the Denver, Colorado area. The acquisition is expected to be accretive to Ennis’ earnings in the first full year of operations and will add additional medium and long run multi-part forms, laser cut sheets, jumbo rolls and mailer products sold through the indirect sales (distributorship) marketplace.
     Keith Walters, Chairman, President and CEO of Ennis, said, “Adding both the B&D Litho of Arizona and Skyline Business Forms brand names to the ever growing list of companies in the Ennis family is a very exciting opportunity for us. With these acquisitions we take another positive step forward in the continuing growth and consolidation of the forms business into Ennis. These acquisitions give us a new manufacturing presence in Arizona and allow us to supplement our current Block Denver envelope and forms business with the Skyline business in Denver. The transaction will add to the growth in the forms business that has placed Ennis among the top players in the forms and printed products arena and continue to serve our 40,000 independent distributors and printers who comprise the largest share of the forms market-place. It is great news for our shareholders, our customers and our employees.”
About Ennis
     Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. The Printing Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
     This news release contains statements relating to future results of the acquired company including statements (i) that the transaction will be accretive to the combined company’s earnings in the first year of operations, excluding the impact of transaction-related charges, (ii) as well as other anticipated, believed, planned, forecasted, expected, targeted and estimated results and the company’s outlook concerning future results, that are “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.
     Factors relating to the transaction and the integration of the business that could cause material differences in the expected results of the acquired company include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the success of the organization in leveraging its comprehensive product offering to the acquired customer base as well as the ability of the organization to complete the integration of the acquired company without losing focus on the business. In addition, the ability of the acquired company to achieve the expected revenues, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, general economic and other factors beyond the acquired company’s control, and other risks and uncertainties described from time to time in Ennis’ periodic filings with United States securities authorities, as applicable.

For Further Information Contact:
Mr. Keith S. Walters, Chairman, Chief Executive Officer and President
Mr. Michael D. Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com